FOR IMMEDIATE RELEASE

For:  MobileMedia Corporation

Media Contact:  Krista Grossman 201/969-4959
Investor Contact:  Lynne Burns 201/969-4999

                           MOBILEMEDIA CONTINUING TO WORK
                     TOWARD PROPOSED SETTLEMENT STIPULATION

FORT LEE, NJ, March 17, 1999 -- At a hearing held before the United States Bankruptcy Court for the District of Delaware yesterday, MobileMedia Corporation announced that it is continuing to work toward finalizing a stipulation (the "Stipulation") which, if executed by all parties thereto and approved by the Bankruptcy Court, would resolve pending objections to MobileMedia's Third Amended Joint Plan of Reorganization (the "Plan") and result in the Plan being either confirmed or denied by the Bankruptcy Court. The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc. ("Arch") (Nasdaq:
APGR).

Negotiations are continuing regarding the final terms of the Stipulation with the goal of finalizing the Stipulation for execution by all of the parties thereto, which include MobileMedia, Arch, the Debtors' unsecured creditors committee, the agent for the Debtors' pre-petition secured lenders, the unsecured creditors that have filed certain objections to confirmation of the Plan and four unsecured creditors (including two members of the unsecured creditors committee) that have agreed, as "standby purchasers", to purchase certain shares of Arch common stock to the extent the shares are not purchased by other unsecured creditors through the exercise of rights being issued to them by Arch pursuant to the Plan.

At the March 16, 1999 hearing, the Bankruptcy Court indicated that, if the Stipulation were fully executed, MobileMedia could submit the agreement to the Bankruptcy Court for approval without the need for a further hearing. There is no assurance that the Stipulation will be signed by all of the parties thereto or, if signed, that the stipulation will be approved by the Bankruptcy Court.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and certain amendments thereto on September 3 and December 1, 1998, and February 9, 1999. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

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MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobileComm, Inc. of Cincinnati, Ohio.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward -looking statements represent the best judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking documents.